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February 17, 1998

ASR Investments Corporation
335 N. Wilmot, Suite 250
Tucson, AZ 85711

United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, VA  23219-3802

Re:     ASR Merger with United Dominion Realty Trust, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax matters in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of December 19, 1997 (the "Merger Agreement"), among ASR Investments Corporation ("ASR"), United Dominion Realty Trust, Inc. ("United Dominion"), and ASR Acquisition Sub, Inc., a wholly owned subsidiary of United Dominion ("ASR Sub"). The transactions include the merger of ASR and ASR Sub, with ASR continuing as the surviving corporation (the "Merger"). As part of the transaction, each issued and outstanding share of common stock, par value $.01 per share, of ASR (the "ASR Common Stock") will be converted into the right to receive 1.575 fully paid and non-assessable shares of Common Stock of United Dominion, par value $1.00 per share (the "Common Stock"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Proxy Statement/Prospectus, dated February 17, 1998 (the "Proxy Statement/Prospectus").

In rendering the opinions stated below, we have examined and relied, with your consent, upon the following:

        (i)     The Merger Agreement;

        (ii)    The Proxy Statement/Prospectus; and

        (iii) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine,

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ASR Investments Corporation                                             Page 2
United Dominion Realty Trust, Inc.
February 17, 1998

(iii) each party who executed the document had proper authority and capacity,
(iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) United Dominion, ASR and ASR Sub have at all times been and United Dominion and ASR will at all times continue to be organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of United Dominion's and ASR's intended activities as described in the Merger Agreement and the Proxy Statement/Prospectus.

For purposes of rendering the opinions stated below, we have further assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated February 17, 1998, provided to us by ASR (the "ASR Certificate") and the Certificate of Representations dated February 17, 1998, provided to us by United Dominion (the "United Dominion Certificate"). These representations generally relate to the qualification of the Merger as a tax-free reorganization for federal income tax purposes. We have also relied on the opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. that ASR qualifies, and will continue to qualify up to the effective date of the Merger, as a REIT, and the opinion of Hunton & Williams that, commencing with its taxable year ended December 31, 1993, United Dominion has qualified and will continue to qualify as a REIT.

Based upon and subject to the foregoing, we are of the opinion that:

        1) Following the Merger, ASR will become a "qualified REIT subsidiary" and, therefore, will cease to be treated as a corporation separate from United Dominion for federal income tax purposes. Accordingly, the Merger will be treated as a transfer by ASR of its assets to United Dominion in exchange for United Dominion common stock and United Dominion's assumption ASR's liabilities, followed immediately by the distribution by ASR of such United Dominion common stock to the ASR stockholders in exchange for their ASR common stock. As such, the Merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") under (section) 368(a)(1)(C) and no taxable gain or loss will be recognized by ASR, ASR Sub or United Dominion as a result of the Merger. Code (section)(section) 368(a)(1)(C), 361(a), and 354.

        2) A stockholder of ASR will not recognize taxable gain or loss on the exchange of his shares of ASR Common Stock for shares of Common Stock (including any fractional share interest) in the Merger. Code (section) 354(a)(1).

        3) Cash received by an ASR stockholder in lieu of a fractional share of Common Stock will be treated as having been received as full payment in exchange for such fractional share. Code (section)302. Accordingly, such a stockholder will recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the stockholder's basis in the fractional share interest. Code (section) 1001.
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ASR Investments Corporation                                               Page 3
United Dominion Realty Trust, Inc.
February 17, 1998

        4) The aggregate tax basis of shares of Common Stock (including any fractional share interest) received by an ASR stockholder in the Merger will be the same as the aggregate tax basis of the shares of ASR Common Stock exchanged therefor. Code (section) 358(a)(1).

        5) The holding period for shares of Common Stock (including any fractional share interest) received by an ASR stockholder in the Merger will include the holding period for the shares of ASR Common Stock exchanged therefor, provided the ASR stockholder held such shares of ASR Common Stock as a capital asset on the effective date of the Merger. Code (section) 1223(1).

        6) The information in the Proxy Statement/Prospectus under the heading "The Merger--Certain Federal Income Tax Consequences" has been reviewed by us and, to the extent such summary involves matters of law, is correct in all material respects.

The opinions stated above represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Merger Agreement and the Proxy Statement/Prospectus and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to such opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.

The opinions set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the ASR Certificate and the United Dominion Certificate.

The opinions set forth in this letter: (i) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter;
(ii) are as of the date hereof; and (iii) may not be relied on by any other person or entity other than you or the ASR stockholders without our prior written consent. We hereby consent to the filing of this opinion as an Exhibit to the Proxy Statement/Prospectus and to the use of our name under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus.

Very truly yours,

/s/ Rogers & Wells LLP